Exhibit 3.121

STATE *of* DELAWARE
LIMITED LIABILITY COMPANY
CERTIFICATE *of* FORMATION

• **First:** The name of the limited liability company is North Hills Signal Processing Overseas LLC

• **Second:** The address of its registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington Zip Code 19801.

The name of its Registered agent at such address is The Corporation Trust Company.

• **Third:** (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation this 30 day of September, 2021.

By: Halle Martin
Authorized Person(s)

Name: Halle Martin
Typed or Printed

State of Delaware
Secretary of State
Division of Corporations
Delivered 09:26 AM 09/30/2021
FILED 09:26 AM 09/30/2021
SR 20213385510 - File Number 945989